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                                                                   EXHIBIT 99.01

St. Joe Corporation
Supplemental Calculation of Selected Consolidated Financial Data

         The following table calculates EBDDT (Gross), EBDDT (Net) and EBITDA (Gross) and EBITDA (Net) (In thousands)

                                              3/31/98            3/31/97
Net Income                                   $  7,481           $  8,010
Plus:
  Depreciation and amortization                 8,424              7,581
  Deferred taxes                                2,822              2,484
Less:
  Gain on sales of other assets                  (315)               (74)
                                             --------           --------
EBDDT - Gross                                $ 18,412           $ 18,001
                                             --------           --------
Less minority interest % of FECI
  Depreciation                                 (3,008)            (2,748)
  Deferred taxes                                 (118)               186
  Gain on Sale of other assets                    145                 34
                                             --------           --------
EBDDT - Net                                  $ 15,431           $ 15,473
                                             ========           ========

Income from continuing operations
  before income taxes and minority
  interest                                   $ 20,351           $ 22,121
Add back:
  Depreciation and amortization                 8,424              7,581
  Interest expense                                 86                 91
Less:
  Gain on sales of other assets                  (315)               (74)
                                             --------           --------
EBITDA - Gross                               $ 28,545           $ 29,719
                                             --------           --------

Less minority interest % of FECI
  Income before income taxes                   (6,105)            (6,157)
  Depreciation and amortization                (3,008)            (2,748)
  Interest expense                                (39)               (42)
  Gain on sales of other assets                    88                 44
                                             --------           --------
EBITDA - Net                                 $ 19,481           $ 20,816
                                             ========           ========